Exhibit 10.4

Summary of Non-Employee Director Compensation

On July 26, 2013, the Board of Directors (the “Board”) of Blackstone Mortgage Trust, Inc. (the “Company”) adopted a revised compensation arrangement for each non-employee director effective as of October 1, 2013. The compensation arrangement provides for (i) an annual cash retainer of $50,000, payable in quarterly installments, and (ii) a $75,000 annual award of the Company’s deferred stock units, payable in quarterly installments, with the number of units equal to the quarterly fee divided by the average closing price of the Company’s class A common stock for the Company’s fiscal quarter preceding the date of the grant and subject to the terms of the Blackstone Mortgage Trust, Inc. 2013 Stock Incentive Plan. Additional deferred stock units equal to the amount of class A common stock that could be purchased with any dividends that are paid on the underlying class A common stock will be added to the deferred stock units that are awarded. The award will be vested in full as of the date of grant and settled upon the non-employee director’s “separation from service” (as defined in Treas. Reg. 1.409A-1(h)) with the Company by delivering to the non-employee director one share of class A common stock for each deferred stock unit settled. Additionally, the chairperson of the audit committee of the Board will continue to receive a $12,000 annual cash retainer, payable in quarterly installments in advance.

The Company reimburses directors for actual expenses incurred in the performance of their service as directors, including travel expenses incurred in attending Board and committee meetings.